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                                                                    EXHIBIT 10.4


                               AGREEMENT OF SALE

      AGREEMENT OF SALE (this "Agreement"), dated as of August 28, 2002, between KULLER ROAD REALTY HOLDINGS, L.L.C., a New Jersey limited liability company ("Seller") and KEYSTONE OPERATING PARTNERSHIP, LP, a Delaware limited partnership ("Purchaser").

                              Preliminary Statement

      Seller is the owner in fee simple of the lands described on Exhibit A annexed hereto (the "Lands"), (b) the buildings and other improvements presently located on such Lands (the "Improvements"), (c) all fixtures, equipment and machinery on such Lands and in the Improvements used in connection with the ownership, operation, maintenance and repair thereof but excluding all trade fixtures and personal property owned by the existing tenant (the "Personal Property"), (d) the rights, as landlord, under the Leases (as herein defined), including all rights under any guarantees thereof and any security given for the performance of the tenants' obligations under such Leases and (e) all easements, licenses, rights (including any development rights) and appurtenances relating to the Lands and the Improvements (the "Rights").

      Seller desires to sell, convey, transfer and assign to Purchaser, and Purchaser desires to acquire from Seller, subject to the terms and conditions of this Agreement, the Lands, the Improvements, the Personal Property, the Leases and the Rights and certain other property herein described (all such property intended to be sold, conveyed, transferred or assigned by Seller to Purchaser being herein called the "Property").

      NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE 1

                            Definitions; Construction

      1.1 Definitions. As used in this Agreement, the following terms have the following respective meanings:

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            "Agreement" has the meaning specified in the initial paragraph hereof.

            "Broker" means Leo Josephs & Company, Inc.

            "Brokerage Contracts" means all contracts pursuant to which a commission or payment is required to be made as a result of the leasing of the Property prior to the Closing Date.

            "Closing Date" has the meaning specified in Section 9.3.

            "Condemnation Parcel" means that portion of the Land identified on Exhibit U annexed hereto, it being agreed that the portion of the Land shown on Exhibit U is not the exact depiction of the Condemnation Parcel but rather the outer limits of what may be taken.

            "Confidential Information" means any proprietary information concerning the Property provided to Purchaser by Seller, excluding information that is available to the public or from sources other than a Seller.

            "Contracts" means all service, management, supply contracts, and other contracts affecting the Property, excluding Brokerage Contracts, Guarantees and Warranties.

            "DEP" means the Department of Environmental Protection of the State of New Jersey.

            "Deposit" means the amount paid by Purchaser to the Escrow Agent pursuant to clause (a) of Section 2.3 and includes all interest earned thereon.

            "Due Diligence Period" means a period expiring August 30, 2002.

            "Escrow Agent" means the Title Insurer, or any substitute escrow agent appointed hereunder.

            "Guarantees and Warranties" means any guaranty or warranty from any construction manager, contractor,

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            subcontractor, material supplier or vendor relating to any of the
            Improvements.

            "Hazardous Substance" means any substance, chemical, pollutant or waste that is listed as hazardous, toxic or dangerous under any applicable federal, state, county or local statute, rule, regulation, ordinance or order.

            "Improvements" has the meaning specified in the Preliminary
            Statement.

            "Kraft Agreement" has the meaning specified in Section 2.1.

            "Lands" has the meaning specified in the Preliminary Statement and shall include all right, title and interest of Seller in and to any easements and appurtenances.

            "Leases" means, collectively, (a) Lease dated as of August 17, 2001 between Seller, as landlord, and APX Central, Inc., as tenant and
            (b) Lease dated as of May 11, 2000 between Seller, as landlord, and Benjamin Moore & Co., as tenant.

            "Lease Transaction" shall mean any of the following actions: (a) the execution of any new lease; (b) the renewal or material modification of any of the Leases, or the consent to any assignment of or subletting under any of the Leases, other than any renewal, expansion, assignment or subletting that must be entered into or approved under the terms of the Leases; or (c) the termination of any of the Leases.

            "Legal Requirements" means all laws, statutes, codes, ordinances, orders, regulations and requirements of all federal, state, county and municipal governments, departments, boards, authorities, agencies, officials and officers.

            "NJ Transit" means the New Jersey Transit Corporation, its successors and assigns.

            "Other Agreement" means the Agreement of Sale dated March 1, 2002 among Interstate 78 Office Park, Ltd.,

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            Fin Associates Limited Partnership, New York Distribution Center,
            L.P., Raritan Building Associates Limited Partnership, 191 Talmadge Road Realty Holdings, L.P., Wedgewood Plaza, L.P., Carlstadt Building Realty Holdings, L.P., and Carlstadt Associates, Ltd., as sellers, and Keystone New Jersey Associates, LLC, as purchaser, as amended.

            "Permitted Exceptions" has the meaning specified in Section 3.1.

            "Personal Property" has the meaning specified in the Preliminary Statement.

            "Property" has the meaning specified in the Preliminary Statement.

            "Purchase Price" means the aggregate purchase price for the Property specified in Section 2.2, as adjusted in accordance with any provision of this Agreement permitting such adjustment.

            "Purchaser" has the meaning specified in the initial paragraph of this Agreement and includes any assignee of Purchaser's right, title and interest under this Agreement.

            "Purchaser Default" has the meaning specified in Section 11.1.

            "Reciprocal Easement Agreements" means any reciprocal easement agreement, declaration of covenants, restriction, easement, common area agreement, shared maintenance agreement, common use agreement or any similar agreement which benefit or burden the Lands and other adjacent real property.

            "Restoration" means the repair and replacement of the Improvements or Personal Property substantially to the same condition as existed prior to any damage or destruction.

            "Rights" has the meaning specified in the Preliminary Statement.

            "Seller" has the meaning specified in the initial paragraph of this Agreement.

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            "Seller Default" has the meaning specified in Section 11.2.

            "Threatened Condemnation" means the threatened taking by NJ Transit of approximately 2.5 acres of land comprising the Condemnation Parcel.

            "Title Insurer" means Chicago Title Insurance Company.

            "Title Objection" has the meaning specified in Section 3.3.

            "Voluntary Encumbrance" means any (a) mortgage or deed of trust, (b) mechanics' or materialmens' liens, (c) liens for unpaid taxes, assessments, utility charges or other governmental impositions, (d) any other lien or encumbrance granted, assumed or suffered to exist securing the repayment of money or the performance of an obligation and (e) any encumbrance, including a lease, easement, license, covenant or restriction, granted by Seller after the date hereof.

      1.2 Drafting Ambiguities; Interpretation. In interpreting any provision of this Agreement, no weight shall be given to, nor shall any construction or interpretation be influenced by, the fact that counsel for one of the parties drafted this Agreement, each party recognizing that it and its counsel have had an opportunity to review this Agreement and have contributed to the final form of same. Unless otherwise specified (a) whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular, (b) the words "consent" or "approve" or words of similar import, mean the prior written consent or approval of Seller or Purchaser, (c) the words "include" and "including", and words of similar import, shall be deemed to be followed by the words "without limitation" and (d) the Exhibits to this Agreement are incorporated herein by reference.

                                    ARTICLE 2

          SALE OF PROPERTY; PURCHASE PRICE; PURCHASE PRICE ADJUSTMENTS;
                             ESCROWS; PAYMENT TERMS

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      2.1 Sale of Property. Seller hereby agrees to sell, convey, transfer and assign to Purchaser, and Purchaser hereby agrees to purchase and acquire from Seller, the Property upon the terms and conditions herein contained. The conveyance shall include all right title and interest of Seller in and to (a) all licenses, permits and other authorizations for the use, operation, maintenance, ownership and development of the Property, (b) all plans, specifications, shop drawings, operating manuals and other technical data relating to the Improvements and the Personal Property, (c) all software and security codes relating to the operation of the Improvements and the Personal Property, (e) all rights under Guarantees and Warranties, and (f) all right, title and interest of Seller under that certain Environmental Remediation And Post-Closing Access Agreement dated as of August 31, 2000 between Seller and Kraft Foods, Inc (the "Kraft Agreement"). Nothing contained herein shall be deemed an assignment or transfer to Purchaser of any rights or claims being asserted by Seller and Kraft Foods, Inc. against Allied-Signal, Inc. and Allied Signal Commercial Roofing Systems, Inc., in proceedings pending in the Superior Court of New Jersey, Morris County, Law Division, in case bearing docket number MRSL-3024-00 or to any escrow being held in connection with the roof work described in such litigation, it being agreed that all such claims shall remain the property of Seller and that Purchaser shall have no interest in any such escrow. Purchaser agrees to execute any documents reasonably requested by Seller for the purpose of assigning to Seller the right to all damage claims against Allied-Signal, Inc. and Allied Signal Commercial Roofing Systems, Inc., or for the purpose of permitting Seller to settle such claims, including a release of other parties involved in the litigation, provided (a) Purchaser shall not be obligated to incur any cost or liability in connection therewith or release any claims not now asserted in the litigation and (b) Purchaser shall not be obligated to release any claims to repair water leakage under the roof warranty.

      2.2 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Property is Twenty Million Five Hundred Thousand Dollars ($20,500,000), subject to the adjustments provided herein, provided that if the closing occurs under the Other Agreement, the Purchase Price shall be Twenty One Million Dollars ($21,000,000).

      2.3 Payment Terms. The Purchase Price shall be payable as follows:

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            (a) within two (2) business days after the expiration of the Due
            Diligence Period, time being of the essence and such payment being a condition to the effectiveness of this Agreement, if Purchaser does not terminate this Agreement, the sum of $250,000 shall be paid by Purchaser to the Escrow Agent, at the option of Purchaser, by check (subject to collection) or by wire transfer;

            (b) upon closing of title, the balance of the Purchase Price, plus or minus any net closing adjustments, shall be paid by wire transfer of immediately available funds to Seller or its designee; and

            (c) upon the closing under the Other Agreement, the sum of $500,000 shall be paid by wire transfer of immediately available funds to Seller or its designee.

      2.4 Terms of Escrow.

            (a) The Deposit shall be held by Escrow Agent in escrow in a JP Morgan Prime Money Market Fund. Any interest accrued on the Deposit shall be paid to whichever party is entitled to the Deposit in accordance with the provisions of this Agreement, provided that if this transaction closes, fifty percent (50%) of the interest shall be paid to Seller and fifty percent (50%) of the interest shall be paid to Purchaser. The Deposit shall be held and disbursed by Escrow Agent in the following manner:

                        (i) to Seller upon consummation of the closing; or

                        (ii) to Seller upon receipt of written demand therefor, stating that Purchaser has defaulted in the performance of Purchaser's obligations under this Agreement beyond any applicable cure period and the facts and circumstances underlying such default; provided, however, that Escrow Agent shall not honor such demand until at least ten (10) days after it has sent a copy of such demand to Purchaser, nor thereafter if Escrow Agent shall have received written notice of objection from Purchaser in accordance with

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                        the provisions of clause (b) of this Section 2.4; or

                        (iii) to Purchaser upon receipt of written demand therefor, stating that either (x) this Agreement has been terminated pursuant to a provision hereof which states that Purchaser is entitled to the Deposit upon termination, and certifying the basis for such termination, or (y) Seller has defaulted in performance of its obligations under this Agreement and the facts and circumstances underlying such default; provided, however, that, except in the case of a termination by Purchaser pursuant to Section 4.1, Escrow Agent shall not honor such demand until at least ten (10) days after it has sent a copy of such demand to Seller, nor thereafter if Escrow Agent shall have received written notice of objection from Seller in accordance with the provisions of clause (b) of this Section 2.4. In the event of a termination by Purchaser pursuant to Section 4.1, Escrow Agent shall promptly remit the Deposit to Purchaser.

            (b) Upon receipt of written demand for the Deposit by Purchaser or Seller pursuant to clauses (ii) or (iii) of Section 2.4(a), Escrow Agent shall promptly send a copy thereof to the other party. Except in the case of a termination pursuant to Section 4.1, the other party shall have the right to object to the delivery of the Deposit by sending written notice of such objection to Escrow Agent within the five (5) days after Escrow Agent delivers a copy of the written demand to the objecting party but not thereafter. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of such notice, Escrow Agent shall promptly send a copy thereof to the party who made the written demand.

            (c) In the event of any dispute between the parties regarding the Deposit, Escrow Agent, at its option, may disregard all instructions received and either (i) hold the Deposit until the dispute is mutually resolved and Escrow Agent is advised of this fact in writing by both Seller and Purchaser, or Escrow Agent is otherwise instructed by a final unappealable

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judgment of a court of competent jurisdiction, or (ii) deposit the Deposit with a court of competent jurisdiction (whereupon Escrow Agent shall be released and relieved of any and all liability and obligations hereunder from and after the date of such deposit).

            (d) In the event Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive conflicting instructions, claims or demands from the parties hereto, or instructions which conflict with any of the provisions of this Agreement, Escrow Agent shall be entitled (but not obligated) to refrain from taking any action other than to keep safely the Deposit until Escrow Agent shall be instructed otherwise in writing signed by both Seller and Purchaser, or by final judgment of a court of competent jurisdiction.

            (e) Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties, provided that any modification of this Agreement shall be signed by Escrow Agent, Purchaser and Seller.

            (f) Seller and Purchaser shall jointly and severally hold Escrow Agent harmless against any loss, damage, liability or expense incurred by Escrow Agent not caused by its willful misconduct or gross negligence, arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim of liability or participating in any legal proceeding. Escrow Agent may consult with counsel of its choice, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

            (g) Seller and Purchaser shall share equally the responsibility for reimbursement to Escrow Agent of all out-of-pocket expenses, disbursements and advances (including reasonable attorneys' fees)

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incurred or made by Escrow Agent in connection with the carrying out of its duties hereunder.

            (h) Escrow Agent's agreements and obligations hereunder shall terminate and Escrow Agent shall be discharged from further duties and obligations hereunder upon final payment of the Deposit in accordance with the terms of this Agreement.

                                    ARTICLE 3

                                TITLE TO PROPERTY

      3.1 Title to Lands and Improvements. Title to the Lands and Improvements shall be good, marketable and insurable at regular rates by the Title Insurer, subject to (a) the exceptions listed on Exhibit B annexed hereto, (b) the Leases and (c) any exceptions to which Purchaser does not object pursuant to Section
3.3 (the "Permitted Exceptions").

      3.2 Title to Other Property. Title to the Personal Property and all other property intended to be conveyed or assigned hereunder to Purchaser shall be good and valid, subject to no encumbrances or security interests.

      3.3 Title Defects. Purchaser shall furnish to Seller within three (3) calendar days from the date hereof a copy of title commitments with respect to the Property prepared by the Title Insurer and a copy of any other searches conducted with respect to the Property, together with a statement specifying any objections to title or survey matters ("Title Objection"). Seller shall cure any Voluntary Encumbrance prior to the Closing Date, provided Seller shall not be obligated to expend more than the net Purchase Price (after closing adjustments) to remove any Voluntary Encumbrance from the Property. If Seller does not agree to remove any Title Objection (excluding a Voluntary Encumbrance) within two (2) business days after receipt of notice of the Title Objection, Purchaser shall have the option, to be exercised within two (2) business days after receipt of such notice from Seller, to either (a) waive the Title Objection which is not removed and close title without abatement or reduction of the Purchase Price or
(b) terminate this Agreement, whereupon, the Deposit shall be returned to Purchaser, and upon such return, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void. The failure or refusal of Seller to remove a Voluntary Encumbrance to the extent provided above shall constitute a default hereunder.

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      3.4 Right to Pay Off Monetary Encumbrances. Seller shall have the right to pay off any monetary encumbrances against the Property on the Closing Date out of the cash then payable provided recordable instruments of release or discharge of such encumbrances in form and substance satisfactory to counsel for Purchaser and the Title Insurer are then delivered to Purchaser.

                                    ARTICLE 4

                               TERMINATION RIGHTS

      4.1 Due Diligence Period; Termination. Purchaser shall have the right, during the Due Diligence Period, to inspect the Property and to investigate existing zoning, the Leases, the physical and environmental condition of the Property, the adequacy of existing utilities, the plans and specifications for the Improvements, surveys, appraisals, service contracts, real estate taxes, economic feasibility and any other factors Purchaser deems relevant in determining whether to purchase the Property. If for any or no reason Purchaser is not satisfied with the results of its investigations, Purchaser may terminate this Agreement on notice to Seller and Escrow Agent given within the Due Diligence Period, the time for giving such notice being of the essence. In the event of such termination, the Deposit shall be returned to Purchaser, whereupon this Agreement and all rights and obligations of the respective parties hereunder shall be null and void. If Purchaser does not elect to terminate this Agreement pursuant to this Section 4.1 within the Due Diligence Period, Purchaser shall conclusively be deemed to have waived its right of termination under this Section 4.1.

      4.2 Right of Entry. Purchaser and its agents, employees and consultants shall, subject to the rights of the existing tenant, have access to the Lands and Improvements from time to time, upon reasonable notice, prior to the Closing Date for the purpose of inspecting the Property and undertaking tests and studies thereof, provided (a) Purchaser promptly repairs any damage caused by such entry, (b) Purchaser restores the Property to the condition that existed prior to such entry and (c) Purchaser does not unreasonably interfere with the rights of the existing tenant. Purchaser shall hold and save Seller harmless from and against any and all loss, cost, damage, injury or expense arising out of the activities of Purchaser, its agents, employees and consultants, relating to any such entry, provided that Purchaser shall not be liable for (a) the discovery of any preexisting condition, (b) any claims of diminution in the value of any Property as a consequence of the results revealed by any such investigations or testing or (c) the acts of Seller or its agents or representatives. Prior to conducting any intrusive testing on any Property, Purchaser shall furnish to the Seller evidence that Purchaser has procured comprehensive general liability insurance from an insurer authorized to do business in the State of New Jersey, which is reasonably acceptable to Seller, insuring Seller against claims for bodily injury, death or damage to property in single limit amount of not less than $2,000,000, naming Seller as an additional insured. The indemnification provision contained in this Section 4.2 shall survive the termination of this Agreement and the closing of title.

      4.3 Availability of Documents and Inquiries. Seller represents and warrants that, prior to the date of this Agreement, Seller has furnished to Purchaser copies of the title policies in it is possession relating to the Property, copies of existing surveys in its possession, copies of the Leases and copies of the most current environmental reports in its possession for the Property. Seller will permit Purchaser to review and copy tenant files and operating expense information, and to the extent in the possession of Seller, plans and specifications (including as built plans and shop drawings), certificates of occupancy, engineering data and reports and soils investigation reports. Seller shall also promptly respond to any inquiries of Purchaser with respect to the ownership, operation, maintenance or repair of the Property. Purchaser, personally or through its authorized representatives or agents, shall be entitled to interview the tenant.

      4.4 Audits. Purchaser shall also have the right at any time prior to the Closing Date, at Purchaser's expense, to have independent accountants selected by Purchaser prepare audited financial statements with respect to the Property from any books and records that are in the possession of Seller. Seller agrees to cooperate in the conduct of any such audit, to make its books and records available and to furnish to such accounting firm such information as is customarily provided in connection with similar audits.

      4.5 Termination of Contracts. Effective as of the Closing Date, Seller shall terminate all Contracts and all exclusive listing agreements at no cost to Purchaser.

      4.6 Brokerage Obligations. On the Closing Date, Purchaser shall assume the obligations of Seller under the Brokerage Contracts identified on Exhibit C annexed hereto, but only to the extent of the occurrence of any event after the Closing Date which would give rise to a commission liability under the Brokerage Contracts, including, without limitation, commissions that become due and payable thereunder as a result of the exercise by the existing tenant of an extension or expansion right after the Closing Date.

      4.7 Confidential Information. Prior to the closing, Purchaser shall use the Confidential Information only for purposes of evaluating the Property in connection with its potential purchase thereof (and if this transaction closes, in connection with the ownership and operation of the Property). Notwithstanding the foregoing, Purchaser may disclose the Confidential Information to legal counsel, accountants, lenders, potential investors, regulatory authorities and consultants and Purchaser may disclose the Confidential Information to the extent that such disclosure is required by law or court order or by discovery rules in any legal proceeding, provided Purchaser gives Seller prior notice thereof. If this Agreement is terminated by Purchaser prior to closing, Purchaser shall return the Confidential Information to Seller.

                                    ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      5.1 Representations and Warranties. As an inducement to Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser that:

            (a) Seller is duly organized and validly existing under the laws of the State of its formation, is in good standing both in the State of its formation and in the State of New Jersey, has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated, and the execution and delivery hereof and the performance by Seller of its obligations hereunder will not violate or constitute an event of default under the terms or provisions of any agreement, document or other instrument to which such Seller is a party or by which it or the Property is bound;

            (b) the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby in the manner contemplated herein will not violate any provision of law, statute, rule or regulation to which Seller or the Property is subject or violate any judgment, order, writ, injunction or decree of any court applicable to Seller or the Property;

            (c) all proceedings required to be taken by or on behalf of Seller to authorize it to make, deliver and carry out the terms of this Agreement have been or will be duly and properly taken and this Agreement is the legal, valid and binding obligation of Seller enforceable in accordance with its terms;

            (d) Seller has not executed and has no actual knowledge of any other agreement of sale, option agreement, right of first refusal or right of first offer with respect to the Property and neither of the tenants under the Leases has an option, right of first refusal or right of first offer with respect to the Property;

            (e) (i)the Leases are the only leases or possessory rights currently affecting or relating to the Property; (ii) the copy of each of the Leases furnished or to be furnished is a true, correct and complete copy thereof; (iii) neither of the Leases has been modified or amended; (iv) each of the Leases is in full force and effect; (v) no rent or additional rent has been paid under the Leases in advance of the applicable due date; (vi) except as indicated on Exhibit D annexed hereto, there is no default, or alleged default, by landlord or, to the best knowledge of Seller, any default by either tenant in the keeping, observance or performance of any covenant, agreement, term, provision or condition contained in the Leases; (vii) neither of the tenants under the Leases has any offsets, deductions or defenses to the payment of any rent or additional rent under the Leases; (viii) Seller has received and holds only the security deposit in respect of the Leases identified on Exhibit E; and the information contained on Exhibits D, E and J is true, correct and complete; (ix) to the best knowledge of Seller, neither tenant under the Leases has filed and does not intend to file any bankruptcy or insolvency proceedings; (x) there are no outstanding tenant improvement allowances, moving allowances or other inducements or concessions owed to either tenant under the Leases; (xi) neither of the tenants under the Leases has overpaid any rent or additional rent, except additional rent subject to reconciliation under the Leases; and (xii) neither tenant under the Leases is currently auditing the operating expenses of Seller and Seller has not received notice that either tenant intends to conduct such an audit.

            (f) (i) the agreements identified on Exhibit C annexed hereto are the only Brokerage Contracts executed by Seller or of which Seller has knowledge in connection with the Property; (ii) the copies of the Brokerage Contracts furnished or to be furnished to Purchaser are true, correct and complete copies thereof; (iii) except as indicated on Exhibit C annexed hereto, Seller has paid all commissions due and payable thereunder with respect to the term of the Leases which is now in effect and any pre-existing term; and
            (iv) except as provided on Exhibit C, there is no default, or alleged default, by Seller, or the to best knowledge of Seller, any default by any other party under any of the Brokerage Contracts;

            (g) except as listed on Exhibit F annexed hereto, there are no proceedings at law or in equity (including proceedings contesting any tax or assessment) before any court, grand jury, administrative agency or other investigative agency, bureau or instrumentality of any kind pending or, to the best of Seller's knowledge, threatened, against or affecting Seller or the Property that (i) involve the validity or enforceability of this Agreement or any other instrument or document to be delivered by Seller pursuant hereto, (ii) enjoin or prevent or threaten to enjoin or prevent the performance of the obligations of any Seller hereunder or (iii) relate specifically to the Property or the title thereto;

            (h) attached hereto as Exhibit G is a true and complete list of all Personal Property included in this transaction;

            (i) no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental or public body, commission or authority is required in connection with the execution, delivery and performance by any Seller of this Agreement;

            (j) Seller is not a "foreign person" under the Foreign Investment in Real Property Tax Act of 1980 and upon consummation of the transaction contemplated hereby, Purchaser will not be required to withhold from the Purchase Price any withholding tax;

            (k) Seller has not received any notice from any governmental authority having jurisdiction over the Property that any Property does not comply with any applicable Legal Requirement or with any requirement of any insurer or rating bureau;

            (l) except as specified in the documents identified on Exhibit H annexed hereto, (i) to the best knowledge of Seller, there are no Hazardous Substances on, in or under the Property in violation of applicable Legal Requirements; (ii) there is no order, judgement or decree outstanding requiring any Seller or any other party to undertake any remedial activity on the Property; (iii) there is no ongoing remediation on the Property; and (iv) to the best knowledge of Seller, there are no underground storage tanks on the Property and, except as disclosed on Exhibit I annexed hereto, no storage tanks have been removed from the Property;

            (m) to the best knowledge of Seller, attached hereto as Exhibit J is a true and correct copy of the rent roll for the Property identifying all rent and additional rent actually being collected under the Leases;

            (n) (i) attached hereto as Exhibit K is a list of all permits, licenses and approvals obtained by Seller relating to the ownership and operation of the Property; (ii) such permits, licenses and approvals are in full force and effect and free from material default; and (iii) Seller has not received any notice that any permit, license or approval not listed on Exhibit K is required in connection with the ownership or operation of the Property;

            (o) (i) attached hereto as Exhibit L is a list of all Guarantees and Warranties relating to the Property; (ii) such Guarantees and Warranties are in full force and effect and (iii) there are no defaults or alleged defaults by any party thereunder;

            (p) all information with respect to the operating expenses of the Property furnished or to be furnished by Seller to Purchaser with respect to the Property is true, correct and complete;

            (q) to the actual knowledge of Seller, except as disclosed in the environmental reports identified on Exhibit H, there is no environmental condition on the Property that materially affects the value or use of the Property;

            (r) there are no union or collective bargaining agreements relating to the Property or any person employed by Seller in connection with the Property;

            (s) the Kraft Agreement has not been amended, modified or terminated.

                  5.2 Limitation on Representations and Warranties. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER, NOR ANY AGENT OR REPRESENTATIVE OF SELLER, HAS MADE, ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS, OBLIGATIONS, GUARANTEES, STATEMENTS, INFORMATION OR INDUCEMENTS PERTAINING TO THE PROPERTY, TITLE TO THE PROPERTY, THE PHYSICAL CONDITION THEREOF, THE FITNESS AND QUALITY THEREOF, THE VALUE AND PROFITABILITY THEREOF, OR ANY OTHER MATTER WITH RESPECT THERETO. PURCHASER ACKNOWLEDGES THAT AS OF THE EXPIRATION OF THE DUE DILGENCE PERIOD IT WILL HAVE HAD SUCH ACCESS TO THE PROPERTY AND SUCH OTHER MATTERS AND TO INFORMATION AND DATA RELATING TO ALL OF SAME AS PURCHASER HAS CONSIDERED NECESSARY, PRUDENT, APPROPRIATE OR DESIRABLE FOR THE PURPOSES OF THIS TRANSACTION. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ANY REPRESENTATIVE OF SELLER IS LIABLE OR RESPONSIBLE FOR OR BOUND IN ANY MANNER BY (AND PURCHASER HAS NOT RELIED UPON) ANY VERBAL OR WRITTEN OR SUPPLIED REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS, OBLIGATIONS, GUARANTEES, STATEMENTS OR INFORMATION PERTAINING TO THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, PURCHASER IS PURCHASING

THE PROPERTY, "AS IS" AT THE DATE HEREOF, SUBJECT TO ANY REASONABLE WEAR AND TEAR BETWEEN THE DATE HEREOF AND THE CLOSING DATE

      5.3 Survival of Seller's Representations and Warranties. The representations and warranties contained in Section 5.1 are true, accurate and complete and not misleading in any material respect as of the date hereof and shall be deemed to be repeated at and as of the Closing Date, and shall be true, accurate and complete and not misleading in any material respect as of such date, subject, in each such case, to the discovery of any inaccuracy not caused by the willful action of Seller arising from any events occurring subsequent to the date hereof. The representations and warranties in Section 5.1 shall survive the closing for a period of one (1) year from the Closing Date.

      5.4 Changes to Representations and Warranties. If prior to the closing, Seller obtains actual knowledge that any representation or warranty of Seller becomes inaccurate or incomplete in any material respect, Seller shall promptly give Purchaser notice thereof, describing such inaccuracy and the circumstances causing such inaccuracy. If Seller does not cure such inaccuracy within ten (10) calendar days after receipt of such notice, Purchaser shall have the right, at its option, to terminate this Agreement within twenty (20) days after the giving of such notice. Upon such termination, the Deposit shall be refunded to Purchaser, whereupon neither Seller nor Purchaser shall have any further rights against the other hereunder. If Purchaser fails to give notice of a termination within such period, unless the inaccuracy was caused by the willful action of Seller or was inaccurate as of the date hereof, Purchaser shall conclusively be deemed to have waived its right to terminate this Agreement as a result thereof. If such inaccuracy was caused by the willful action of Seller or such representation or warranty was inaccurate as of the date hereof, Purchaser shall not be deemed to waive its termination right or any other rights under this Agreement. If, however, Purchaser proceeds to close with knowledge of such inaccuracy, then Purchaser shall be deemed to have waived same and shall have no claim on account thereof against Seller.

      5.5 Inaccuracies Discovered by Purchaser. If prior to the closing, Purchaser shall independently learn of any material inaccuracy in any of the representations or warranties of Seller, and with actual knowledge of such inaccuracy elects to consummate the closing, the Purchaser shall be deemed to have waived the same and shall have no claim on account thereof against Seller.

                                    ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      6.1 Representations and Warranties. As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants that:

            (a) Purchaser is a limited partnership duly organized and validly existing under the laws of the State of Delaware, is qualified to conduct business in the State of New Jersey, is in good standing, has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated and the execution and delivery hereof and the performance by Purchaser of its obligations hereunder will not violate or constitute an event of default under the terms or provisions of any agreement, document or other instrument to which Purchaser is a party or by which it is bound;

            (b) the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby in the manner contemplated herein will not violate any provision of law, statute, rule or regulation to which Purchaser is subject or violate any judgment, order, writ, injunction or decree of any court applicable to Purchaser; and

            (c) no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental or public body, commission or authority is required in connection with the execution, delivery and performance by Purchaser of this Agreement.

      6.2 Survival. The representations and warranties contained in Section 6.1 are true, accurate and complete and not misleading in any material respect as of the date hereof, shall be deemed to be repeated at and as of the Closing Date and shall be true, accurate and complete and not misleading in any material respect as of such date. Each such representation and warranty shall survive the Closing Date for a period of one (1) year from the Closing Date.

                                    ARTICLE 7

                         OTHER COVENANTS AND AGREEMENTS

      7.1 No Contracts, Liens or Encumbrances. Seller agrees that it will not create, suffer or permit to be created, and that it will promptly remove or discharge, any liens or encumbrances against the Property arising subsequent to the date of this Agreement and prior to the Closing Date, provided that Seller shall not be obligated to expend more than the net Purchase Price (after closing adjustments) to remove any Voluntary Encumbrance. Seller further agrees that, except as provided in Section 7.5, it will not enter into any contracts or agreements relating to the Property prior to the Closing Date, including any new Contracts or Brokerage Contracts.

      7.2 Maintenance of the Property. Seller will cause the Property to be maintained in substantially the same condition as now maintained, will operate the Property in substantially the same manner as the Property has heretofore been operated and will use commercially reasonable efforts to maintain in effect any Guarantees and Warranties. Seller will cure any violations of applicable Legal Requirements arising prior to the Closing Date. Seller will not enter into any construction, management, brokerage, maintenance or service contracts which would become the obligation of Purchaser; and will promptly inform Purchaser in writing upon obtaining actual knowledge of any material event adversely affecting the ownership, use, occupancy, operation or maintenance of the Property, whether or not insured against.

      7.3 Insurance. Seller will cause the existing fire, extended coverage and public liability insurance covering the Property to be maintained in full force and effect as heretofore maintained by it.

      7.4 Performance of Obligations. Seller will promptly (a) comply with all obligations of the landlord under the Leases, the Reciprocal Easement Agreements and the Guarantees and Warranties and (b) promptly upon obtaining knowledge thereof, notify Purchaser of any default by Seller or the tenant under the Leases or by Seller under any of the Reciprocal Easement Agreements and Guarantees and Warranties.

      7.5 Leasing. After the date hereof, Seller will not, without the prior consent of Purchaser, which such consent may be denied by Purchaser for any reason, enter into any Lease Transaction, except that, without Purchaser's consent, Seller may renew or extend the Leases, or permit the existing tenants to lease additional space pursuant to the exercise by such tenant of a renewal, extension or expansion option presently contained in the Leases. Seller will promptly furnish to Purchaser a copy of any document evidencing a transaction described above.

      7.6 No Marketing. Seller shall not, directly or indirectly, market the Property for sale, exchange or other disposition to any third party.

                                    ARTICLE 8

                      DAMAGE, DESTRUCTION AND CONDEMNATION

      8.1 Casualty. The risk of loss or damage to the Property by fire or other casualty before the delivery of the deed hereunder is assumed by Seller. In the event of any damage to or destruction of the Property due to fire or any other cause or hazard, Seller shall promptly give notice thereof to Purchaser describing such damage and indicating the estimated cost and period required for Restoration. If the cost of Restoration as estimated by Purchaser in good faith is in excess of $500,000, or as a result of such damage or destruction a tenant is permitted to cancel any of the Leases (which right of cancellation is not waived by the tenant prior to a termination by Purchaser or deemed waived because the time within which such tenant may cancel has expired), then Purchaser, upon notice to Seller given within ten (10) days after receipt of notice of such occurrence, may, at its option, terminate this Agreement, whereupon the Deposit shall be refunded to Purchaser and neither Seller nor Purchaser shall have any further rights against the other hereunder. In the event that the cost of Restoration is less than $500,000 as determined by any of the architects or contractors set forth on Exhibit M hereto or such other party approved by Seller and Purchaser, or if in excess thereof and Purchaser does not elect to terminate this Agreement, Purchaser shall be entitled to a credit on the Closing Date against the Purchase Price in an amount equal to the cost of Restoration.

      8.2 Condemnation. (a) The parties acknowledge that Seller has been advised of the Threatened Condemnation of the Condemnation Parcel by NJ Transit. Purchaser agrees that it shall have no right to terminate this Agreement because of the Threatened Condemnation.

      (b) In the event any proceedings or negotiations are instituted which do or may result in a taking by condemnation or eminent domain of the Property or any portion thereof, other than the Threatened Condemnation of the Condemnation Parcel, Seller shall promptly notify Purchaser thereof, describing the nature and extent thereof. Purchaser may, within ten (10) days after receipt of such notice, at its option, terminate this Agreement, whereupon the Deposit shall be refunded to Purchaser and neither Seller nor Purchaser shall have any further rights against the other hereunder. In the event Purchaser does not terminate this Agreement, the sale of the Property shall be consummated as herein provided and Seller shall assign to Purchaser on the Closing Date all of its right, title and interest in and to all awards payable by reason thereof and shall pay over to Purchaser all amounts theretofore received by Seller in connection with such condemnation or taking. Seller agrees not to settle or compromise any claim for such award without the prior written consent of Purchaser. Purchaser shall have the right, at its cost, to participate in any condemnation proceeding, unless Purchaser terminates this Agreement.

      8.3 Hazardous Substances. In the event that after Purchaser completes its environmental audit of the Property and prior to the Closing Date there is a spill, discharge, release, deposit or emplacement of any Hazardous Substance on the Property which results in contamination of the Property beyond permitted governmental tolerances, Seller shall, promptly upon obtaining knowledge thereof, notify Purchaser of such event, describing the nature and extent thereof. Purchaser may, within fifteen (15) days after receipt of such notice, at its option, terminate this Agreement whereupon the Deposit shall be refunded to Purchaser and neither Seller nor Purchaser shall have any further rights against the other hereunder. If Purchaser does not so terminate this Agreement, Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to the cost to remediate the Property, as estimated in good faith by Purchaser, provided that in no event shall such credit exceed $500,000. Upon receipt of such credit, Seller shall have no liability or responsibility for such remediation of such contamination.

                                    ARTICLE 9

                CONDITIONS PRECEDENT; CLOSING DATE AND DELIVERIES

      9.1 Conditions Precedent to Seller's Obligation to Complete Closing. Purchaser agrees that Seller's obligation to complete the closing hereunder shall be subject to the fulfillment, on the Closing Date, of the following conditions precedent, provided however, that Seller, in its sole discretion, may elect to waive any thereof:

            (a) Purchaser shall pay to Seller the Purchase Price as provided in Article 2;

            (b) Purchaser shall not be in material default in the performance of its obligations under this Agreement ;

            (c)   the representations and warranties of Purchaser contained in
                  Section 6.1 shall be true, complete and accurate in all material respects; and

            (d) the closing under the Other Agreement shall have occurred or shall occur simultaneously with the closing of this transaction.

In the event any of the foregoing conditions precedent are not waived by Seller, Seller shall have the rights and remedies provided in Section 11.3(a) respecting a Purchaser Default.

      9.2 Conditions Precedent to Purchaser's Obligation to Complete Closing. Seller agrees that Purchaser's obligation to complete the closing hereunder shall be subject to the fulfillment, prior to the Closing Date, of the following conditions precedent, provided however, that Purchaser, in its sole discretion, may elect to waive any thereof:

            (a) title to the Property shall be as specified in Section 3.1 and
            Section 3.2;

            (b) Seller shall not be in default in the performance of its obligations under this Agreement;

            (c) the representations and warranties of Seller contained in
            Section 5.1 shall be true, complete and accurate in all respects;

            (d) on the Closing Date the Title Insurer shall issue to Purchaser owner's title insurance policies (Form ALTA 10-17-92) in the amount of the Purchase Price insuring good and marketable title to the Property in Purchaser subject only to Permitted Exceptions; and

            (e) Seller shall have delivered to Purchaser estoppel certificates from the tenants under the Leases, dated not more than thirty (30) days prior to the Closing Date, substantially in form annexed hereto as Exhibit N, containing no material qualifications, conditions or alleged defaults.;

            (f) Seller shall have delivered to Purchaser a "letter of non applicability", "de minimus quantity exemption" or "no further action letter" from the DEP confirming that the conveyance of the Property is not subject to the provisions of the Industrial Site Recovery Act of the State of New Jersey or a "no further action letter" from the DEP, provided such letter is not conditioned upon any use restrictions, administrative or engineering controls or any other restriction, including but not limited to, the establishment of a classification exception area.

In the event any of the foregoing conditions precedent are not waived by Purchaser, Purchaser may terminate this Agreement on notice to Seller and Escrow Agent given at or prior to the Closing Date, the time for giving such notice being of the essence. In the event of such termination, the Deposit shall be returned to Purchaser, whereupon this Agreement and all rights and obligations of the respective parties hereunder shall be null and void. If Purchaser does not elect to terminate this Agreement pursuant to this Section 9.2 at or prior to the Closing Date, Purchaser shall conclusively be deemed to have waived its right of termination under this Section 9.2. Seller agrees to exercise good faith and commercially reasonable efforts to cause the tenant of the Property to execute and deliver the documents described in clauses (e) and (f) of this
Section 9.2.

      9.3 Closing Date. The closing of this transaction shall be conducted on September 6, 2002 at 10:00 A.M. (the "Closing Date"), provided that if Seller is unable to obtain the documents identified in clause (f) of Section 9.3 by such date, the Closing Date shall automatically be adjourned to a date that is four
(4) business days after Seller furnishes copies of such documents to Purchaser, provided further that in no event shall the Closing Date be adjourned beyond September 30,2002. If the closing does not occur on such date, either party shall have the right to make time of the essence upon two (2) business days notice to the other. The closing shall be conducted at the offices of Drinker Biddle & Shanley, LLP, 500 Campus Drive, Florham Park, New Jersey 07932, or at such other place as the parties shall elect. Upon the closing, possession of the Property shall be delivered to

Purchaser, and Purchaser shall thence have the right to enjoy the rents, issues and profits therefrom.

      9.4 Documents to be Delivered by Seller. On the Closing Date, Seller shall deliver to Purchaser the following documents:

            (a) duly executed Deed of Bargain and Sale with Covenant Against Grantor's Acts for the Lands and the Improvements in proper statutory form for recordation;

            (b) duly executed Bill of Sale for the Personal Property in form annexed hereto as Exhibit P;

            (c) all as built plans, specifications and drawings and shop drawings and all manuals relating to the maintenance and operation of the Property in Seller's possession or control;

            (d) duly executed Affidavit of Title in form annexed hereto as Exhibit Q;

            (e) duly executed FIRPTA Affidavit in form of Exhibit R annexed hereto;

            (f) all keys to the Improvements in the possession of Seller;

            (g) an original counterpart of the Leases, tenant files and correspondence in the possession of Seller;

            (h) originals of all Guarantees and Warranties in the possession or control of Seller;

            (i) discharges of all mortgages, security interests, pledges and liens affecting the Property;

            (j) notices from Seller to each of the tenants under the Leases advising that title to the Lands and the Improvements has been conveyed to Purchaser and instructing that all rent and additional rent payable under the Leases is to be remitted to Purchaser and that all insurance required to be maintained by each such tenant under the Leases is to be amended to name Purchaser and its lender as a named insured;

            (k) an estoppel certificate from all parties to any Reciprocal Easement Agreement, dated not more than thirty (30) days prior to the Closing Date, in form and substance satisfactory to Purchaser;

            (l) an updated rent roll for the Property certified by Seller;

            (m) such other documents and instruments as Purchaser or its Title Insurer may reasonably request to perfect title to the Property in Purchaser;

            (n) a statement explaining the method of calculating additional rent under the Leases;

            (o) any original letters of credit delivered under the Leases as security for the performance of the tenant's obligations, together with documents in form reasonably satisfactory to Purchaser naming Purchaser as the substitute beneficiary thereof;

            (p) evidence that Seller has paid all sums due and payable under the Brokerage Contracts; and

            (q) a certificate, dated the Closing Date and signed by a managing member of Seller, stating that the representations and warranties contained in Section 5.1 are true, correct and complete as of such date, except to the extent provided in any notice given to Purchaser in accordance with Section 5.4.

      9.5 Documents to be Delivered by Purchaser. On the Closing Date, Purchaser shall deliver to Seller a certificate, dated as of the Closing Date and signed by the general partner of Purchaser, stating that the representations and warranties contained in Section 6.1 are true, correct and complete as of such date.

      9.6 Documents to be Delivered by Both Parties. On the Closing Date, Seller and Purchaser shall execute and deliver the following documents:

            (a) duly executed Assignment in form annexed hereto as Exhibit S;

            (b) duly executed Assignments and Assumption of Leases in form annexed hereto as Exhibit T;

            (c) duly executed Assignment and Assumption of any Guarantees and Warranties;

            (d) Forms 1099; and

            (e) statements showing all closing prorations.

      9.7 Certificates of Occupancy etc. If any applicable Legal Requirement requires that a new certificate of occupancy, continued certificate of occupancy, site plan approval, smoke detector inspection or any other government approval is required as a condition to the conveyance of the Property, Seller, at its sole cost and expense, shall comply with such requirement and deliver to Purchaser evidence of such compliance on the Closing Date.

                                   ARTICLE 10

                               CLOSING ADJUSTMENTS

      10.1 Adjustment Time. All apportionments and adjustments shall be made as of 12:00 midnight on the Closing Date.

      10.2 Description of Items to be Adjusted. The following apportionments and adjustments shall be made:

            (a) real estate taxes assessed against the Lands and Improvements based upon the calendar year assessed;

            (b) the amount of the real estate transfer taxes payable in connection with the conveyance of the Property shall be deducted from the Purchase Price and shall be paid by Purchaser directly to the taxing authority;

            (c) if there are any confirmed or unconfirmed special assessments against the Lands or the Improvements, Seller shall pay same if the work giving rise to the assessment was completed prior to the date of this Agreement, but if the work giving rise to the assessment was not completed prior to the date of this Agreement, same shall be paid or assumed by Purchaser;

            (d) rents and all other charges (including cost reimbursement payments) actually paid under the Leases, provided, however, that, if any rents shall be accrued and unpaid at the Closing Date, the rents collected by Purchaser on or after the Closing Date shall first be applied to all rents due at the time of such collection on or after the Closing Date with the balance payable to Seller to the extent of rents delinquent as of the Closing Date; provided, further, that Purchaser shall not be required to institute any proceeding to collect any rents accrued and unpaid on the Closing Date. Any rent or additional rent paid to Seller after the Closing Date shall promptly be remitted to Purchaser. If Seller shall not have received all accrued and unpaid rents due it as of the Closing Date within one hundred twenty (120) days thereafter, Seller, at its sole cost and expense, shall be entitled to bring such actions or proceedings not affecting possession, the validity of the Leases or any security held by Purchaser thereunder as it shall desire to collect any such accrued and unpaid rents, and Purchaser shall, at no cost to Purchaser, cooperate with Seller in any such action;

            (e) payments under any Reciprocal Easement Agreement;

            (f) all other income and expense from the Property of every type and nature. If any of the foregoing cannot be apportioned at the Closing Date because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned as soon as practicable after the Closing Date; and

            (g) sewer, water, gas, electric, telephone and other utility charges shall not be apportioned but shall be paid by Seller based upon current bills or meter readings.

      10.3 Security Deposits. At closing, Purchaser shall be entitled to a credit against the Purchase Price for any security deposits (including any interest thereon to which a tenant may be entitled) held by Seller pursuant to the Leases or Seller shall turn over such security deposits and interest to Purchaser.

      10.4 Closing Costs. Seller and Purchaser shall pay their own legal fees related to this transaction. Purchaser shall pay all its costs associated with its due diligence investigation of the Property, the cost of title searches and survey, title insurance premiums and the cost of recording the deed. Seller shall pay the cost of curing any Title Objections, removing any Voluntary Encumbrances and all transfer taxes.

                                   ARTICLE 11

                                DEFAULT; REMEDIES

      11.1 Default by Purchaser. Seller may terminate this Agreement by notice to Purchaser at any time prior to the Closing Date in the event of (a) a default by Purchaser under this Agreement (which remains uncured for ten (10) days after notice to Purchaser specifying such default and demanding that same be cured or
(b) a material breach by Purchaser of any representation or warranty expressly set forth in this Agreement (a "Purchaser Default").

      11.2 Default by Seller. Purchaser may terminate this Agreement by notice to Seller at any time prior to the Closing Date in the event of (a) a default by Seller under this Agreement (which remains uncured for ten (10) days after notice to Seller specifying such default and demanding that same be cured, unless such default cannot be cured by the payment of money and cannot with due diligence be wholly cured within such ten (10) day period, in which case Seller may request a longer period as shall be necessary to cure such default, so long as Seller proceeds promptly to cure such default within such ten (10) day period, prosecute such cure to completion with due diligence within sixty (60) days and advise Purchaser of the actions which Seller is taking and the progress being made) or (b) a material breach by Seller of any representation or warranty expressly set forth in this Agreement that is not cured within the applicable grace period (a "Seller Default").

      11.3 Remedies.

            (a) Of Seller. In the event of a Purchaser Default, Seller shall, as its sole and exclusive remedy hereunder, have the right to terminate this Agreement and receive the Deposit and such payment shall constitute and be liquidated and agreed damages, whereupon the parties hereto shall be relieved of any further liability or obligation to each other, it being expressly understood that the receipt by Seller of such monies shall be the sole and exclusive right and remedy of Seller and constitutes a fair and reasonable amount for the damage sustained by Seller by reason of Purchaser's breach of this Agreement. Seller hereby waive and release any right to seek specific performance against Purchaser.

            (b) Of Purchaser. In the event of a Seller Default, Purchaser shall be entitled, either (i) to specific performance, or (ii) to terminate this Agreement and receive from Seller the Deposit or
            (iii) to waive the Seller Default and consummate the transactions contemplated hereby, provided that if Seller willfully causes a Seller Default or sells the Property or any portion thereof to a third party, or takes any action that renders the remedy of specific performance impossible or impracticable to obtain, Seller shall be liable for any damages sustained by Purchaser.

                                   ARTICLE 12

                                  MISCELLANEOUS

      12.1 Brokerage Commission and Finder's Fee. Seller and Purchaser agree that they have dealt with each other and not through any real estate broker, investment banker, person, firm or entity who would, by reason of such dealings, be able to claim a real estate brokerage, business opportunity brokerage or finder's fee as the procuring cause of this transaction, except the Broker. Seller and Purchaser agree to indemnify the other and hold the other harmless of and from any and all loss, cost, damage, injury or expense arising out of, or in any way related to, assertions, by any other person, firm or entity of a claim to real estate brokerage, business opportunity brokerage or finder's fee based on alleged contacts between the claiming party and the indemnifying party which have resulted in allegedly providing a broker or finder with the right to claim such commission or finder's fee. Purchaser agrees to pay the Broker a commission pursuant to a separate agreement if, as and when title closes and Seller shall have no liability to the Broker. The provisions of this Section 12.1 shall survive the closing of title.

      12.2 Assignment. Purchaser shall have the right to assign this Agreement to an affiliate provided (a) a copy of the executed assignment is delivered to Seller not less that five (5) days prior to the Closing Date, (b) the assignee assumes all obligations of Purchaser hereunder, and (c) Purchaser remains primarily liable hereunder as a principal and not as a guarantor or surety. Purchaser shall also have the right to designate a nominee or nominees to take title to the Property, and in such event all of the benefits of this Agreement pertaining to the Property shall inure to the benefit of and be enforceable by such nominee.

      12.3 Notices. Any demand, notice or other communication required or permitted to be given hereunder shall be in writing, and shall be delivered personally, by telecopy (with a hard copy and a transmission confirmation sent by a recognized overnight national courier service (such as Federal Express) for next business day delivery) or by certified mail, return receipt requested, first-class postage prepaid to the parties at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the other):

            To Seller:

                     c/o Berger & Bornstein, P.A.,
                     237 South Street
                     Morristown, New Jersey 07962
                     Attention: Lawrence S. Berger
                     Fax: 973-993-5854
                     Telephone: 973-993-8600

            To Purchaser:

                    Keystone Operating Partnership, L.P.
                    200 Four Falls Corporate Center, Suite 208
                    West Conshohocken, Pennsylvania 19428
                    Attention: John B. Begier, Executive Vice President,
                               Chief Investment Officer
                    Fax Number 484-530-0130
                    Telephone: 484-530-1845

            and

                    Keystone Operating Partnership, L.P.
                    200 Four Falls Corporate Center, Suite 208
                    West Conshohocken, Pennsylvania 19428
                    Attention: Saul A. Behar, Senior Vice President,
                               General Counsel and Secretary
                    Fax Number 484-530-0131
                    Telephone: 484-530-1825

            with copies to:

                     Drinker Biddle & Shanley LLP

                     500 Campus Drive
                     Florham Park, New Jersey 07932-1047
                     Attention: Gerald W. Hull, Jr., Esq.
                     Fax: 973-360-9831
                     Telephone: 973-549-7000

            To Escrow Agent:

                     Chicago Title Insurance Company
                     56 Washington Street
                     Toms River, New Jersey 08754
                     Attention: Ralph A. Romano
                     Fax Number 631-727-2124
                     Telephone 631-727-2197

Any notice delivered to a party's designated address by (a) personal delivery,
(b) recognized overnight national courier service, or (c) certified mail, return receipt requested, shall be deemed to have been received by such party at the time the notice is delivered to such party. Any notice sent by fax to the party's designated fax number shall be effective upon receipt, provided receipt occurs before 5:00 PM on a business day in the State of New Jersey. Confirmation by the courier delivering any notice given pursuant to this Section 12.3 shall be conclusive evidence of receipt of such notice. Each party hereby agrees that it will not refuse or reject delivery of any notice given hereunder, that it will acknowledge, in writing, receipt of the same upon request by any other party and that any notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service or the courier service. Any notice given by an attorney for a party shall be effective for all purposes.

      12.4 Successors and Assigns. The terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

      12.5 Recordation. This Agreement shall not be recorded. Nothing herein shall be deemed to prevent Purchaser from filing Notices of Settlement.

      12.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey.

      12.7 Incorporation of Prior Agreements. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, and no prior or other written or oral agreement or undertaking pertaining to any such matter shall be effective for any purpose.

      12.8 Modification of Agreement. This Agreement may not be amended or modified, nor may any obligation hereunder be waived orally, and no such amendment, modification or waiver shall be effective for any purpose unless it is in writing and signed by the party against whom enforcement thereof is sought.

      12.9 Further Assurances. After the Closing Date, Seller shall execute, acknowledge and deliver, for no further consideration, all such assignments, transfers, consents and other documents as Purchaser may reasonably request to carry out the provisions of this Agreement.

      12.10 Invalidity. If any provision hereof shall be declared invalid by any court or in any administrative proceedings, the provisions of this Agreement shall be construed in such manner so as to preserve the validity hereof and the substance of the transaction herein contemplated to the extent possible.

      12.11 Counterparts. This Agreement may be executed and delivered in several counterparts, each of which, when so executed and delivered, shall constitute an original, fully enforceable counterpart for all purposes.

      12.12 Tax Free Exchange. Seller agrees that it shall, upon written request from Purchaser, reasonably cooperate in effecting a transaction commonly referred to as a "like-kind exchange" or a "tax free exchange" in connection with the transaction contemplated by this Agreement, provided that any such exchange and the related documentation shall (a) be at the sole cost and expense of Purchaser, (b) not require Seller to incur any obligations or liabilities, contingent or otherwise, to third parties, (c) not delay the closing hereunder
(d) not include Seller taking title to the replacement property or otherwise becoming involved in a transaction with a third party and (e) shall not make Purchaser's obligations hereunder contingent upon its ability to effectuate such exchange. Purchaser agrees to indemnify and hold Seller harmless from and against any additional cost or expense in connection with such Seller's participation in such exchange.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                             Seller:

                             KULLER ROAD REALTY HOLDINGS, L.L.C.
                             A New Jersey Limited Liability Company

                             By: United States Land Resources, L.P. a
                                 [                         ],

                             By: United States Realty Resources, Inc.,
                             General Partner

                                            By: /s/ Lawrence S. Berger
                                                --------------------------------
                                            Name:  Lawrence S. Berger
                                            Title: President


                             Purchaser:

                             KEYSTONE OPERATING PARTNERSHIP, LP

                             By: Keystone Operation Trust

                             By: /s/ Saul A. Behar
                                 ------------------------------------------
                                 Name:  Saul A. Behar
                                 Title: Senior Vice President and Secretary

                            JOINDER BY TITLE INSURER

      By execution hereof, the Title Insurer hereby agrees to hold the Deposit in accordance with the provisions of this Agreement.

                                            CHICAGO TITLE INSURANCE
                                            COMPANY


                                            By: /s/ Ralph A. Romano
                                                --------------------------------
                                               Name:  Ralph A. Romano
                                               Title: R.V.P.